Exhibit 99

For more information, contact:	[LOGO]

David D. Johnson

Chief Financial Officer

(502) 329-2000

SYPRIS BUYS DANA PLANT AND BEGINS 8-YEAR SUPPLY CONTRACT

REVIEW OF DANA’S OPERATIONS IN TOLUCA, MEXICO SET TO START

LOUISVILLE, Ky. (Jan. 5, 2004) – Sypris Solutions, Inc. (Nasdaq/NM:SYPR) announced Wednesday that it has completed the purchase of a manufacturing plant located in Morganton, North Carolina from Dana Corporation (NYSE:DCN) (“Dana”) and has begun to furnish Dana with a wide range of drive train components under an eight-year supply agreement that accompanied the purchase. The transaction, which represents the first phase of a larger deal, was first announced on September 4, 2003. The closing occurred on December 31, 2003.

The long-term outsourcing arrangement is expected to generate $55 to $60 million of business per year, or approximately $440 million over the term of the contract. In a separate transaction, Sypris and Dana extended an existing contract under which Sypris currently supplies Dana with a range of drive train components from other Sypris plants. The extension, which covers the period from 2008 to 2011, presently represents approximately $50 million of business per year, or $150 million over the new period.

The purchase of the award-winning, 350,000 square foot plant includes over 100 pieces of CNC-controlled machining equipment. The operation supplies the Automotive Systems Group of Dana with components for use in assemblies for light trucks. The plant also supplies the Heavy Vehicle Technologies and Systems Group of Dana with components for use in medium and heavy-duty trucks. The purchase price approximated $22 million and included the purchase of inventory. The plant currently employs approximately 250 people.

Commenting on the announcement, Jeffrey T. Gill, president and chief executive officer of Sypris Solutions, said, “We are pleased to have the opportunity to expand and extend our long-term relationship with Dana. We will support Dana with investments in technology and state-of-the-art manufacturing processes to insure that the cost, quality and reliability of these components remain competitive on a global scale for years to come.”

“We are preparing to order several million dollars worth of advanced machining technology for the Morganton plant that is expected to enhance productivity, while also serving to facilitate the smooth transfer of work to Morganton during the next phase of this transaction with Dana. As we focus our attention on the balance of this project, which includes the purchase

- MORE -

Sypris Buys Dana Plant

Jan. 5, 2004

of certain of Dana’s operations in Toluca, Mexico and equipment located at two other Dana operations, we will work closely with Dana to make certain that the transfer of assets and people takes place seamlessly.”

In September, Sypris announced that it had signed a letter of understanding with Dana that included the purchase of the Morganton plant, a portion of Dana’s manufacturing campus in Toluca, Mexico and certain production equipment located at its plants in Glasgow, Kentucky and Humboldt, Tennessee, which Sypris expected would generate approximately $130 million of business per year when completed, based upon current market conditions.

The production facilities located in Toluca, Mexico consist of four buildings and 500,000 square feet. The operations supply Dana with forged and machined components for use in medium and heavy-duty trucks and employ approximately 300 people. Sypris and Dana will enter into an eight-year contract for the supply of these components effective as of the closing, which is expected to occur by the end of the second quarter. The purchase of the operations in Toluca remains subject to completion of due diligence and other traditional conditions to closing.

Gill continued, “With the closing of the purchase of the production assets in Morganton and the beginning of the new long-term supply agreement with Dana, we believe that it is appropriate to update our outlook for the Company’s financial performance. Beginning with the fourth quarter of 2003, we expect revenue to be in the range of $73 to $75 million and earnings of $0.20 to $0.22 per diluted share, assuming 14.9 million weighted average shares outstanding, which is consistent with our prior guidance.”

“Even though the first quarter traditionally represents the Company’s seasonally lowest period, we expect revenue for the first quarter of 2004 to be up, in the range of $79 to $81 million compared to $59 million for the prior year period, which represents a 35% increase at the midpoint of our guidance. Earnings for the first quarter of 2004 are forecast to be in the range of $0.18 to $0.20 per diluted share, based upon 15 million weighted shares outstanding, compared to $0.10 per diluted share for the first quarter of 2003, which reflects a 90% increase at the midpoint of our forecast. We believe that revenue and earnings will increase sequentially during 2004 as the absorption of the Morganton plant progresses.”

“Revenue for 2004 is now forecast to be in the range of $350 to $360 million versus prior guidance of $300 to $315, and $268 to $272 million for 2003, which represents a 31% increase in revenue for 2004 at the midpoint of these ranges. We expect earnings of $1.00 to $1.10 per diluted share, based upon 15.1 million weighted average shares outstanding, compared to a prior forecast of $0.95 to $1.00 per diluted share, and $0.51 to $0.54 per diluted share for 2003, which represents a 100% increase for 2004 at the midpoint of these ranges.”

Gill added, “We will update this guidance to reflect the impacts of the supply agreement with Dana relating to the components produced by the operation in Toluca, Mexico once the agreement is finalized, which we expect to occur by the end of the second quarter of 2004.”

- MORE -

Sypris Buys Dana Plant

Jan. 5, 2004

A conference call is scheduled for Monday, January 5, 2004, at 10:00 a.m. Eastern Time to discuss the content of this press release. The call can be accessed live via the Internet. Visit www.sypris.com or www.fulldisclosure.com for the link to the call or to listen to a replay of the call, which will be available for 30 days.

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

This press release, and any oral statements made with reference to this cautionary guidance, includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as they relate to, or may affect, the Company’s future results. These statements only reflect management’s current opinions; and no assurance can be given, that any of these results will actually occur. Important factors could cause performance to differ materially from projected results contained in, or based upon, these statements, including: the discovery of, or failure to discover, material issues during due diligence; the failure to agree on the final terms of definitive agreements, long-term supply agreements or related agreements or any party’s breach of, or refusal to close the transactions reflected in, those agreements; the ability to successfully manage growth or contraction in the economy, or the commercial vehicle or electronics markets; access to capital on favorable terms as needed for operations or growth; the ability to achieve expected annual savings and synergies from past and future business combinations; competitive factors and price pressures; availability of third party component parts at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; changes in product mix; program changes, delays, or cancellations by the government or other customers; concentrated reliance on major customers or suppliers; cost and yield issues associated with the Company’s manufacturing facilities; revisions in estimated costs related to major contracts; labor relations; risks inherent in operating abroad, including foreign currency exchange rates; performance of our pension fund portfolios; changes in applicable law or in the Company’s regulatory authorizations, security clearances, or other legal rights to conduct its business, deal with its work force or export goods and services; adverse regulatory actions, or other governmental sanctions; risks of litigation, including litigation with respect to environmental or asbestos-related matters, customer or supplier claims, or stockholders; the effects (including possible increases in the cost of doing business) resulting from future war and terrorists activities or political uncertainties; natural disasters, casualties, utility disruptions, or the failure to anticipate unknown risks and uncertainties present in the Company’s businesses; dependence on current management; as well as other factors included in the Company’s periodic reports filed with the Securities and Exchange Commission.

- END -